Exhibit 99.2

Unaudited Pro Forma Financial Statements
The following Unaudited Pro Forma Financial Statements are based on the Company’s historical consolidated results of operations and financial position, adjusted to give effect to the Transaction, as defined in Item 2.01 of this Form 8-K, as if it had been completed on March 31, 2017 with respect to the pro forma condensed balance sheet and as of January 1, 2016 with respect to the pro forma condensed statements of operations.
The Unaudited Pro Forma Financial Statements and the accompanying notes should be read together with the Company’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (“Annual Report”) and its unaudited condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2017 and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Quarterly Report on Form 10-Q ("Quarterly Report") for the three months ended March 31, 2017. The Unaudited Pro Forma Financial Statements may differ materially from the future financial position or results of operations due to a number of factors described in “Risk Factors” under Item 1A of Part 1 of our Annual Report and “Forward-Looking Statements” under Item 1 of Part 1 of our Annual Report.

Tenet Healthcare Corporation
Unaudited Pro Forma Condensed Balance Sheet
March 31, 2017

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$572	$755	(a)	$1,327
Accounts receivable, less allowance for doubtful accounts	2,960	(112)	(a)	2,848
Inventories of supplies, at cost	324	(9)	(a)	315
Income tax receivable	26	(8)	(a)	18
Assets held for sale	3			3
Other current assets	1,167	(9)	(a)	1,158
Total current assets	5,052	617		5,669
Investments and other assets	1,260	(4)	(a)	1,256
Deferred income taxes	930	(140)	(a)	790
Property and equipment, at cost, less accumulated depreciation and amortization	7,976	(209)	(a)	7,767
Goodwill	7,429	(310)	(a)	7,119
Other intangible assets, at cost, less accumulated amortization	1,863	(37)	(a)	1,826
Total assets	$24,510	$(83)		$24,427
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$147	$(1)	(a)	$146
Accounts payable	1,179	(14)	(a)	1,165
Accrued compensation and benefits	739	(11)	(a)	728
Professional and general liability reserves	201			201
Accrued interest payable	327			327
Liabilities held for sale	—			—
Accrued legal settlement costs	11			11
Other current liabilities	1,163	(7)	(a)	1,156
Total current liabilities	3,767	(33)		3,734
Long-term debt, net of current portion	15,071	(1)	(a)	15,070
Professional and general liability reserves	614			614
Defined benefit plan obligations	624			624
Deferred income taxes	289			289
Other long-term liabilities	621	(1)	(a)	620
Total liabilities	20,986	(35)		20,951
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	2,430			2,430
Equity:
Shareholders’ equity:
Common stock	7			7
Additional paid-in capital	4,834			4,834
Accumulated other comprehensive loss	(255)			(255)
Accumulated deficit	(1,739)	(33)	(a)	(1,772)
Common stock in treasury, at cost	(2,417)			(2,417)
Total shareholders’ equity	430	(33)		397
Noncontrolling interests	664	(15)	(a)	649
Total equity	1,094	(48)		1,046
Total liabilities and equity	$24,510	$(83)		$24,427

Notes to Unaudited Pro Forma
Condensed Balance Sheet

(a)
Records the proceeds from the sale of the Houston-area hospitals and related facilities, derecognition of the related assets and liabilities and noncontrolling interests, and the related after-tax loss on sale, using an effective rate of 37%, which includes the federal statutory rate of 35% and the applicable state taxes, adjusted for the impact of nondeductible goodwill.

Tenet Healthcare Corporation
Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2016

(Dollars in millions except per share amounts)	Historical	Pro Forma Adjustments		Pro Forma

Net operating revenues:
Net operating revenues before provision for doubtful accounts	$21,070	$(712)	(a)	$20,358
Less: Provision for doubtful accounts	1,449	(133)	(a)	1,316
Net operating revenues	19,621	(579)		19,042
Equity in earnings of unconsolidated affiliates	131			131
Operating expenses:
Salaries, wages and benefits	9,356	(247)	(a)	9,109
Supplies	3,124	(76)	(a)	3,048
Other operating expenses, net	4,891	(181)	(a)	4,710
Electronic health record incentives	(32)	2	(a)	(30)
Depreciation and amortization	850	(21)	(a)	829
Impairment and restructuring charges, and acquisition-related costs	202			202
Litigation and investigation costs	293			293
Gains on sales, consolidation and deconsolidation of facilities	(151)			(151)
Operating income	1,219	(56)		1,163
Interest expense	(979)	1	(a)	(978)
Other non-operating income (expense), net	8			8
Net income from continuing operations, before income taxes	248	(55)		193
Income tax benefit (expense)	(67)	19	(b)	(48)
Net income from continuing operations	181	(36)		145
Less: Net income attributable to noncontrolling interests	368	(3)	(a)	365
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(187)	$(33)		$(220)
Loss per share attributable to Tenet Healthcare Corporation common shareholders:
Basic	$(1.88)			$(2.22)
Diluted	$(1.88)			$(2.22)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	99,321			99,321
Diluted	99,321			99,321

Tenet Healthcare Corporation
Unaudited Pro Forma Condensed Statement of Operations
For the Three Months Ended March 31, 2017

(Dollars in millions except per share amounts)	Historical	Pro Forma Adjustments		Pro Forma

Net operating revenues:
Net operating revenues before provision for doubtful accounts	$5,196	$(182)	(a)	$5,014
Less: Provision for doubtful accounts	383	(39)	(a)	344
Net operating revenues	4,813	(143)		4,670
Equity in earnings of unconsolidated affiliates	29			29
Operating expenses:
Salaries, wages and benefits	2,380	(63)	(a)	2,317
Supplies	765	(18)	(a)	747
Other operating expenses, net	1,187	(45)	(a)	1,142
Electronic health record incentives	(1)			(1)
Depreciation and amortization	221	(6)	(a)	215
Impairment and restructuring charges, and acquisition-related costs	33			33
Litigation and investigation costs	5			5
Gains on sales, consolidation and deconsolidation of facilities	(15)			(15)
Operating income	267	(11)		256
Interest expense	(258)			(258)
Other non-operating income (expense), net	(5)			(5)
Net income (loss) from continuing operations, before income taxes	4	(11)		(7)
Income tax benefit (expense)	33	4	(b)	37
Net income from continuing operations	37	(7)		30
Less: Net income attributable to noncontrolling interests	89	(1)	(a)	88
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(52)	$(6)		$(58)
Loss per share attributable to Tenet Healthcare Corporation common shareholders:
Basic	$(0.52)			$(0.58)
Diluted	$(0.52)			$(0.58)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100,000			100,000
Diluted	100,000			100,000

Notes to Unaudited Pro Forma
Condensed Statement of Operations

(a)	Eliminates the historical revenue and operating expenses of the divested Houston-area hospitals and related facilities.

(b)
Reflects the applicable income tax effects of the pro forma adjustments in this column at an effective tax rate of 37%, which includes the federal statutory rate of 35% plus applicable state taxes, adjusted for nondeductible expenses.